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                                                                      EXHIBIT 11

                        PAREXEL INTERNATIONAL CORPORATION

                           COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                        (in thousands, except per share data)

                                                                                  Three Months Ended September 30,
                                                                                  --------------------------------
                                                                                         1995      1996
                                                                                         ----      ----
Net income                                                                              $  742    $1,936
Net interest income pursuant to APB 15, paragraph 38(b)                                     47        --
                                                                                        ------    ------
Net income attributable to common shares                                                $  789    $1,936
                                                                                        ======    ======

Weighted average common shares outstanding
a. Shares attributable to common stock outstanding                                         844     8,385
b. Shares attributable to convertible preferred stock outstanding                        4,237        --
c. Shares attributable to common stock options and preferred stock warrants pursuant
   to APB 15, paragraph 38(b)                                                              652       243
d. Shares attributable to common stock options pursuant to SAB 83                            1        --
                                                                                        ------    ------
Weighted average common shares outstanding                                               5,734     8,628
                                                                                        ======    ======

Net income per share                                                                    $ 0.14    $ 0.22
                                                                                        ======    ======

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